SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
(Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934)

Date of Report (Date of earliest event reported): August 6, 2007

SENETEK PLC

(Exact Name of Registrant as Specified in Charter)

England	0-14691	77-0039728
_______________	_______________	_______________
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

831 Latour Court, Suite A Napa, California	94458
(Address of Principal Executive Offices)	(Zip Code)

(707) 226-3900
_______________
(Registrant’s telephone number, including area code)

(Former Name or Former address, if Changed Since Last Report)

_______________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On August 4, 2007, Senetek Plc (the “Company”) entered into an agreement with Triax Aesthetics LLC, a Cranford, New Jersey based company focused on quality of life for patients with dermatologic conditions. Under the agreement, Senetek has granted Triax an exclusive license for its second-generation cytokinin in the ethical market channel in the United States and its territories, Canada and select Middle East countries. All product packaging will be labeled Senetek/Triax.

Senetek will be responsible for production and supply of products, will contribute periodic sales and marketing payments totaling $4.5 million in the first year of the Agreement and will participate in the product marketing strategy. In return, Senetek will receive all net product revenues in the first year of the Agreement, with a guaranteed minimum of $10.8 million in 2008. The Agreement calls for increased minimum sales annually after the first year. Subsequent to the first year of the Agreement, the companies will share net revenues on a 50/50 basis. Triax will be responsible for all sales, marketing and order fulfillment during the life of the Agreement.

On August 6, 2007 the Company issued a press release announcing the agreement. The full text of the press release is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

Number	Exhibit
10.1	Press release announcing agreement with Triax Aesthetics LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 6, 2007	SENETEK PLC
(Registrant)

	By:	/s/ William F. O’Kelly
Name: William F. O’Kelly
Title: Chief Financial Officer

EXHIBIT INDEX

Number	Exhibit
10.1	Press release announcing agreement with Triax Aesthetics LLC